Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KINDRED HEALTHCARE, INC.

ARTICLE ONE

The name of the Company is Kindred Healthcare, Inc. (the “Company”).

ARTICLE TWO

The registered office of the Company in the State of Delaware is located at Suite 302, 4001 Kennett Pike, Wilmington, County of New Castle, Delaware 19807, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Company has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.01 per share.

ARTICLE FIVE

Unless, and except to the extent that, the Bylaws of the Company (the “Bylaws”) so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

(a) The personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended or supplemented.

(b) The Company shall, to the full extent permitted by Section 145 of the DGCL (or any successor section thereof), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVEN shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under the Bylaws or any agreement, action of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company, shall continue as to a person who has ceased to be a director or officer of the Company, and shall inure to the benefit of the heirs, executors and administrator of such a person.

(c) No amendment, modification or repeal of this Article SEVEN shall adversely affect any right or protection of a director or officer of the Company under or pursuant to this Article SEVEN that exists at the time of such amendment, modification or repeal. This Article SEVEN may not be amended, modified or repealed except by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all outstanding shares of Common Stock.

ARTICLE EIGHT

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE ELEVEN

Section 203 of the DGCL shall not apply to the Company.

3